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                                                                    EXHIBIT 21

                     Parent and Subsidairies

                    CITY NATIONAL CORPORATION

                        CITY NATIONAL BANK

       CITY NATIONAL      CITINATIONAL    CITY NATIONAL  CITY NATIONAL
    FINANCIAL SERVICES,  BANCORPORATION     MORTGAGE      PROPERTIES
          INC.                              COMPANY         INC.

    City National Corporation is a corporation organized under the laws of the State of Delaware. City National Bank is a national banking association organized under the laws of the United States of America. Each of the other above-named subsidiaries is a corporation organized under the laws of the State of California. Registrant owns 100% of the outstanding capital stock of City National Bank ("Bank"). The Bank owns 100% of the outstanding common stock of Citinational Bancorporation, City National Mortgage Company, City National Properties, Inc. and City National Financial Services. The consolidated financial statements in the Registrant's Annual Report to Shareholders include Registrant, Bank, City National Financial Services, Inc., Citinational Bancorporation, City National Properties, Inc. and City National Mortage Company.